Exhibit 99.1

For Immediate Release

Builders FirstSource Reports First Quarter 2014 Results

First Quarter Adjusted EBITDA Improves to $8.6 Million on an 8.2% Increase in Sales

April 24, 2014 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the first quarter ended March 31, 2014.

First quarter highlights include the following (see financial schedules for more information, including non-GAAP reconciliations):

•	First quarter 2014 sales increased 8.2 percent to $345.9 million, when compared to the first quarter of 2013.

•	Gross margin percentage improved to 21.7 percent, up from 19.5 percent in the first quarter of 2013.

•	Adjusted EBITDA was $8.6 million, up from $5.4 million for the first quarter of 2013.

Floyd Sherman, Builders FirstSource Chief Executive Officer, stated, “Despite the extreme winter weather that slowed construction activity across our markets and housing starts being relatively flat, we successfully grew sales and Adjusted EBITDA on a year-over-year basis. Our sales increased 8.2 percent and Adjusted EBITDA increased 59 percent when compared to the first quarter of 2013. For the same time period, the U.S. Census Bureau reported actual single-family starts for the South Region declined slightly by 0.1 percent. In addition, commodity deflation had a negative impact on our sales for the quarter. Lumber and lumber sheet good prices were, on average, 14 percent lower compared to a year ago, which we estimate negatively impacted sales for the current quarter by 2 to 3 percent. Our employees did a great job managing through the difficult weather conditions and again delivered strong financial results in the first quarter.”

Commenting on the first quarter results, Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer added, “We increased our gross margin percentage by 220 basis points, primarily due to improved customer pricing and less intra-quarter price volatility in the commodity lumber markets compared to a year ago. Lumber and lumber sheet goods prices rose sharply during the first quarter of 2013 while prices fell during the first quarter of 2014. Disruptions caused by the winter weather negatively impacted our operational efficiency. However, we were still able to surpass our 2013 first quarter results.”

Builders FirstSource Reports First Quarter 2014 Results (continued)

First Quarter 2014 Results Compared to First Quarter 2013

(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)

•	Sales were $345.9 million, an increase of $26.2 million or 8.2 percent. The increase was largely due to a 10.5 percent increase in volume, offset somewhat by decreased market prices for commodity lumber products which were, on average, 14 percent lower compared to the same period last year.

•	Gross margin percentage was 21.7 percent, up from 19.5 percent last year. Our gross margin percentage increased primarily due to improved customer pricing and less volatility in commodity lumber prices versus the first quarter of 2013.

•	Selling, general and administrative (“SG&A”) expenses increased $8.2 million, or 13.5 percent. As a percentage of sales, SG&A expense increased to 20.0 percent compared to 19.1 percent in the first quarter of 2013.

•	Interest expense was $8.8 million, a decrease of $3.7 million when compared to the first quarter of 2013 as a result of our second quarter of 2013 refinancing. See supplemental schedule attached.

•	We recorded a $0.1 million income tax benefit compared to $0.3 million of expense in the first quarter of 2013. We recorded an increase in the after-tax, non-cash valuation allowance of $1.0 million and $4.4 million in the first quarters of 2014 and 2013, respectively. Both were related to our net deferred tax assets. Absent the valuation allowance, the effective tax rate would have been 33.1 percent and 36.3 percent in the first quarters of 2014 and 2013, respectively. As of March 31, 2014, our gross federal income tax net operating loss available for carry-forward was approximately $270 million.

•	Loss from continuing operations improved to $3.3 million, or $0.03 loss per diluted share, compared to $11.6 million, or $0.12 loss per diluted share in the first quarter of 2013. Adjusted loss from continuing operations was $1.1 million, or $0.01 loss per diluted share, compared to $6.8 million, or $0.07 loss per diluted share in the first quarter of 2013. See reconciliation attached.

•	Net loss was $3.4 million, or $0.03 loss per diluted share, compared to $11.8 million, or $0.12 loss per diluted share in the first quarter of 2013.

•	Diluted weighted average shares outstanding were 97.6 million compared to 96.0 million in the first quarter of 2013.

•	Adjusted EBITDA was $8.6 million, or 2.5 percent of sales, compared to $5.4 million, or 1.7 percent of sales, in the first quarter of 2013. See reconciliation attached.

Builders FirstSource Reports First Quarter 2014 Results (continued)

Liquidity and Capital Resources

•	Total liquidity at March 31, 2014 was approximately $223.9 million, and includes $62.8 million of cash and $161.1 million in borrowing availability under our revolver. We had no borrowings during the quarter under our revolver.

•	Operating cash flow was positive $13.8 million for the first quarter of 2014, compared to negative $25.2 million for the first quarter of 2013. The difference was primarily attributable to our improved financial performance and a reduction in working capital during the first quarter of 2014.

•	Capital expenditures were $5.3 million compared to $1.0 million for the first quarter of 2013.

Outlook

Concluding, Mr. Sherman said, “Harsh weather disrupted construction activity during the first quarter, which directly impacted our business. However, we believe the underlying demand for new housing remains strong, and with the weather problems from earlier this year behind us, the pace of construction should accelerate over the coming months. We also remain confident in our ability to use our scale and market share to continue delivering strong financial results.”

Conference Call

Builders FirstSource will host a conference call Friday, April 25, 2014 at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-211-7450 (U.S. and Canada) and 913-312-0381 (international). A replay of the call will be available at 3:00 p.m. CT through April 30th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 8883110. The live webcast and archived replay can also be accessed on the company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

Builders FirstSource Reports First Quarter 2014 Results (continued)

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 53 distribution centers and 47 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:
Chad Crow	Marcie Hyder
Senior Vice President and Chief Financial Officer	Vice President and Corporate Controller
Builders FirstSource, Inc.	Builders FirstSource, Inc.
(214) 880-3585	(214) 880-3551

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended
	March 31,
	2014	2013
	(in thousands, except per share amounts)
Sales	$345,909	$319,702
Cost of sales	270,994	257,355

Gross margin	74,915	62,347
Selling, general and administrative expenses (includes stock-based compensation expense of $982 and $1,335 for the three months ended in 2014 and 2013, respectively.)	69,318	61,078
Facility closure costs	163	59

Income from operations	5,434	1,210
Interest expense, net	8,828	12,500

Loss from continuing operations before income taxes	(3,394)	(11,290)
Income tax (benefit) expense	(82)	315

Loss from continuing operations	(3,312)	(11,605)
Loss from discontinued operations (net of income tax expense of $0 in 2014 and 2013, respectively)	(72)	(203)

Net Loss	$(3,384)	$(11,808)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.03)	$(0.12)
Loss from discontinued operations	(0.00)	(0.00)

Net Loss	$(0.03)	$(0.12)

Weighted average common shares:
Basic and diluted	97,617	95,989

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended March 31,
	2014		2013
	(in thousands)
Prefabricated components	$70,490	20.4%	$60,820	19.0%
Windows & doors	76,275	22.0%	63,605	19.9%
Lumber & lumber sheet goods	115,515	33.4%	116,797	36.5%
Millwork	33,468	9.7%	29,053	9.1%
Other building products & services	50,161	14.5%	49,427	15.5%

Total sales	$345,909	100.0%	$319,702	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,
	2014	2013
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$62,766	$54,696
Accounts receivable, less allowance of $3,422 and $3,605 at March 31, 2014 and December 31, 2013, respectively	147,603	143,036
Inventories	136,613	123,636
Other current assets	8,767	9,793

Total current assets	355,749	331,161
Property, plant and equipment, net	52,808	49,392
Goodwill	111,193	111,193
Other assets, net	23,050	24,093

Total assets	$542,800	$515,839

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$102,668	$81,046
Accrued liabilities	51,968	45,310
Current maturities of long-term debt	69	67

Total current liabilities	154,705	126,423
Long-term debt, net of current maturities	353,886	353,904
Other long-term liabilities	21,615	20,144

Total liabilities	530,206	500,471
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 97,970 and 97,905 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	979	973
Additional paid-in capital	374,022	373,418
Accumulated deficit	(362,407)	(359,023)

Total stockholders’ equity	12,594	15,368

Total liabilities and stockholders’ equity	$542,800	$515,839

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three months ended March 31,
	2014	2013
	(in thousands)
Cash flows from operating activities:
Net loss	$(3,384)	$(11,808)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,982	2,774
Amortization of deferred loan costs	585	295
Amortization of debt discount	—	588
Fair value adjustment of stock warrants	1,197	426
Deferred income taxes	(48)	134
Bad debt expense	(36)	275
Stock compensation expense	982	1,335
Net gain on sale of assets	(1)	(11)
Changes in assets and liabilities:
Receivables	(4,531)	(20,313)
Inventories	(12,977)	(23,831)
Other current assets	806	1,434
Other assets and liabilities	183	(263)
Accounts payable	21,622	19,472
Accrued liabilities	7,380	4,304

Net cash provided by (used in) operating activities	13,760	(25,189)

Cash flows from investing activities:
Purchases of property, plant and equipment	(5,304)	(981)
Proceeds from sale of property, plant and equipment	2	11
Decrease in restricted cash	—	13,030

Net cash provided by (used in) investing activities	(5,302)	12,060

Cash flows from financing activities:
Payments of long-term debt and other loans	(16)	(14)
Payments of deferred loan costs	—	(61)
Exercise of stock options	904	474
Repurchase of common stock	(1,276)	(1,036)

Net cash used in financing activities	(388)	(637)

Net change in cash and cash equivalents	8,070	(13,766)
Cash and cash equivalents at beginning of period	54,696	131,432

Cash and cash equivalents at end of period	$62,766	$117,666

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Supplemental Interest Expense Information

(unaudited)

	Three months ended
	March 31,
	2014	2013
	(in thousands)
Detail of Interest Expense:
Term loan	$—	$6,469
2021 notes	6,672	—
2016 notes	—	4,517
Credit facility	201	14
Change in fair value of stock warrants (1)	1,197	426
Amortization of debt discount (1)	—	588
Amortization of deferred loan costs (1)	585	295
Other	173	191

Interest expense, net	$8,828	$12,500

(1)	Non-cash item

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited - in thousands, except per share amounts)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on April 24, 2014.

	Three months ended
	March 31,
	2014	2013
Reconciliation to Adjusted EBITDA:
Net loss	$(3,384)	$(11,808)
Reconciling items:
Depreciation and amortization expense	1,982	2,774
Interest expense, net	8,828	12,500
Income tax (benefit) expense	(82)	315
Loss from discontinued operations, net of tax	72	203
Facility closure costs	163	59
Stock compensation expense	982	1,335
Other	5	(7)

Adjusted EBITDA	$8,566	$5,371

	Three months ended
	March 31,
	2014		2013
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(3,312)		$(11,605)
Reconciling items:
Warrant fair value adjustment		1,197		426
Tax valuation allowance		1,041		4,408

Adjusted loss from continuing operations		$(1,074)		$(6,771)

Weighted average diluted shares outstanding		97,617		95,989

Adjusted loss from continuing operations per diluted share		$(0.01)		$(0.07)